Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Agreement is between InfoNow Corporation (“InfoNow”) and Harold R. Herbst (“Herbst”), and shall except as provided in paragraph 15, below, be effective as of January 9, 2006 (the “Effective Date”).

Recitals

1.             Herbst was employed by InfoNow until January 9, 2006 as InfoNow’s Interim Chief Executive Officer pursuant to the terms of an Employment Agreement, dated September 27, 2005 and effective September 1, 2005, between InfoNow and Herbst (the “Employment Agreement”).

2.             InfoNow has elected to terminate Herbst’s employment pursuant to Section 5(d) of the Employment Agreement.

3.             InfoNow and Herbst wish to fully, completely, and forever resolve all issues between them, including but not limited to the obligations under the Employment Agreement.

Agreement

In consideration of the conditions, covenants and agreements set forth below, the parties agree as follows:

1.             Payment.

(a)           Pursuant to Section 3 of the Consulting Agreement, dated as of January 9, 2006, between InfoNow and Herbst (the “Consulting Agreement”), InfoNow shall pay Herbst on the first (1st) and fifteenth (15th) day of each month at the rate of Herbst’s previous annual base salary received in connection with Herbst’s previous position as Interim Chief Executive Officer of the Company until such time as the Consulting Agreement is terminated.   InfoNow shall also pay Herbst severance pursuant to Section 4(b) of the Employment Agreement.

(b)           Pursuant to Section 4(b) of the Employment Agreement, InfoNow shall: (1) pay Herbst one year’s annual base salary in 24 biweekly installments as severance; (2) continue to provide to Herbst, during the one-year severance period, with the benefits of such insurance plans and hospitalizations plans as shall be generally provided to employees of InfoNow during the same period; and (3) deduct from such severance payment all applicable deductions and withholdings.  Except as expressly set forth herein, Herbst agrees he will receive no additional severance or other compensation from InfoNow with respect to his employment with InfoNow.  The payment under this paragraph shall be subject to standard payroll withholdings.  InfoNow will issue an I.R.S. Form W-2 reporting this payment to Herbst.

(c)           Herbst shall have 30 days from the Effective Date to provide InfoNow with appropriate receipts and documentation reflecting unreimbursed expenses incurred by Herbst ordinarily reimbursed in connection with his employment by InfoNow until January 10, 2006.  Upon the receipt of such appropriate receipts and documentation, InfoNow shall reimburse Herbst for expenses reasonably and necessarily incurred in connection with InfoNow’s business, in an amount not to exceed the amount of accrued and unpaid expenses reflected in the books and records of InfoNow and reimburseable expenses incurred since December 1, 2005, in the approximate amount of $175.00 (one hundred and seventy-five dollars).  Such payment to Herbst shall be characterized as reimbursement of expenses, and shall not be subject to standard payroll withholdings.  Herbst shall sign a receipt for any reimbursement check before tendering it for payment, and agrees that upon receipt of this payment he will have no further entitlement to reimbursement or payment of any expenses incurred before the Effective Date.

(d)           All options to purchase common stock of InfoNow held by Herbst shall be exercisable in accordance with the terms and conditions of the applicable option plans and option agreements relating to such options, provided however, that Herbst and InfoNow recognize and agree that Herbst’s separation from employment at InfoNow was a “termination for other than cause” as those terms are defined in the applicable stock option plans and option agreements for purposes of determining the term of the exercise period of such options.

(e)           Within five (5) days after the execution of this agreement by Herbst, he shall be paid his accrued and unused vacation, in the amount of $28,845.60 (twenty-eight thousand eight hundred forty-five dollars and sixty cents), subject to standard payroll deductions.  This payment shall satisfy in full InfoNow’s obligations with respect to Herbst’s accrued vacation.

(f)            At InfoNow’s sole discretion, Herbst shall be allowed to keep his InfoNow voicemail and e-mail accounts for so long as he provides consulting services to InfoNow pursuant to the Consulting Agreement, subject to the applicable terms of use for corporate network security.  Should InfoNow determine to terminate this benefit to Herbst, InfoNow shall provide ten (10) days prior notice to Herbst and may terminate this benefit thereafter.

(g)           Herbst agrees to pay all taxes relating to or arising from any payment made pursuant to this agreement.  If any taxes, interest or penalties are assessed against InfoNow in connection with any payment made pursuant to this agreement, or based on InfoNow’s failure to withhold any sum from any payment made pursuant to this agreement, InfoNow shall give notice to Herbst.  Upon receiving that notice, Herbst shall either pay to InfoNow the total amount of the assessment, including all taxes, interest and penalties owed, or defend against the assessment, at Herbst’s sole expense.  If any assessment is imposed on InfoNow, Herbst shall immediately reimburse InfoNow for all taxes, interest or penalties paid by InfoNow as a result of the assessment.  InfoNow shall have no obligation to contest the validity of any such assessment or to reimburse Herbst for any amounts, including costs and attorneys’ fees, that he incurs in contesting the assessment.

(h)           Herbst shall be allowed to keep his company-purchased laptop computer, associated software and computer devices.

2.             Release.

(a)           Herbst, for himself, his heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of him, including, without limitation, his counsel (all of whom are collectively referred to as “Releasers”), hereby fully and forever release and discharge InfoNow, its affiliates and subsidiaries, and each of their past and present officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission, all of whom are collectively referred to as “Releasees,” of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, and the Colorado Civil Rights Act; EXCEPT for the rights and obligations created by this Agreement; AND EXCEPT for any vested rights under any pension, retirement, profit sharing or similar plan.  Herbst hereby warrants that he has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.  Herbst further states and agrees that he has not experienced any illness, injury, or disability compensable or recoverable under the worker’s compensation laws of any state, and Herbst agrees that he will not file a worker’s compensation claim asserting the existence of any such illness, injury, or disability.  Herbst has specifically consulted with his attorneys with respect to the agreements, representations, and declarations set forth in the previous sentence.  Herbst understands and agrees that by signing this Agreement he is giving up his right to bring any legal claim against InfoNow concerning, directly or indirectly, Herbst’s employment relationship with InfoNow, including his separation from employment.  Herbst agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of InfoNow, to include all actual or potential legal claims that Herbst may have against InfoNow, except as specifically provided otherwise in this Agreement.

(b)           InfoNow, for itself, its affiliates, and any other person or entity that could or might act on behalf of it including, without limitation, its attorneys (all of whom are collectively referred to as “InfoNow Releasers”), hereby fully and forever release and discharge Herbst, his heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any InfoNow Releaser on account of Herbst’s employment with InfoNow or separation therefrom, all of whom are collectively referred to as “InfoNow Releasees,” of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that InfoNow Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring before the Effective Date, without regard to present actual knowledge of such acts or omissions; EXCEPT for all actions, causes of action, claims, demands, and costs and expenses for which Herbst would not be indemnified by InfoNow in his capacity as an officer or a director under InfoNow’s indemnification policies; AND EXCEPT as specifically provided otherwise in this agreement.  InfoNow understands and agrees that by signing this agreement, it is giving up its right to bring any legal claim against Herbst concerning, directly or indirectly, Herbst’s past employment relationship with InfoNow, except as specifically provided otherwise in this agreement.  InfoNow agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Herbst, to include all actual or potential legal claims that InfoNow may have against Herbst through the Effective Date, except as specifically provided otherwise in this agreement.

3.             Unemployment Compensation.  InfoNow shall not oppose any application by Herbst for benefits under Colorado’s Unemployment Compensation Act.

4.             Trade Secrets and Confidential Business Information.

(a)           Herbst shall continue to maintain the confidentiality of all documents, trade secrets, inventions, software algorithms and other confidential and proprietary information (“Confidential Information”) which consists of information known by Herbst as a consequence of his employment with InfoNow and continue to comply with all terms and conditions of the Non-Disclosure and Confidentiality Agreement between Herbst and InfoNow.

(b)           Herbst acknowledges that upon a breach of any obligation under this agreement, InfoNow may suffer immediate and irreparable harm and damage for which money alone cannot fully compensate InfoNow.  Upon a breach by Herbst of any of the provisions of paragraphs 4(a) or 4(b) of this agreement, InfoNow may be entitled to an injunction restraining Herbst from such breach.  Nothing herein shall be construed as prohibiting InfoNow from pursuing any other remedies for such breach or threatened breach, including recovery of damages from Herbst.

(c)           Herbst warrants and represents that he will return or destroy any and all documents or other records containing or referring to Confidential Information that were prepared by or provided to Herbst during the term of his employment by InfoNow and any and all documents and other property of InfoNow constituting a trade secret or other confidential research, development or commercial information in his possession, custody or control and acknowledges that he has not retained any copies or originals of any such property of InfoNow, except for such Confidential information, documents and other property necessary for Herbst’s service as a member of InfoNow’s Board of Directors.

5.             Covenant Not to Interfere.  For 12 months after the Effective Date, Herbst shall not (i) cause or attempt to cause any employee of InfoNow or any of its affiliates to leave the employ of InfoNow or any affiliate, (ii) in any way interfere with the relationship between InfoNow and any employee or between an affiliate and any employee of the affiliate, (iii) hire any employee of InfoNow or of any affiliate to work for any organization of which Herbst is an officer, director, employee, consultant, independent contractor or owner of an equity or other financial interest, or (iv) interfere with any transaction in which InfoNow or any of its affiliates was involved during their term of this Agreement or his employment.  Herbst acknowledges that through his employment with InfoNow and service as a consultant of InfoNow he has acquired and will acquire access to information suited to immediate application by a business in competition with InfoNow. Accordingly, Herbst considers the foregoing restrictions on his future employment or business activities in all respects reasonable.

6.             Attorneys’ Fees.  Releasers understand and agree that the compensation described in paragraph 1, above, is in complete satisfaction of any right that Releasers or their counsel may have, or claim to have, to recover attorneys’ fees from any Releasees.

7.             Indemnification.  Herbst shall continue to be entitled to “tail” coverage and participation in InfoNow’s Directors’ and Officers’  Liability Insurance Policy for a period of five (5) years following the Effective Date and InfoNow shall continue to provide indemnification to Herbst to the extent provided in its Certificate of Incorporation and Bylaws for any acts or omissions that occurred in the course and scope of Herbst’s employment with InfoNow.

8.             Denial of Liability.  The parties understand and agree that this Agreement shall not be construed as an admission of liability on the part of any person or entity, liability being expressly denied.

9.             Authority and Nonassignment.  The parties warrant that each has authority to enter into this Agreement, and that neither has transferred to any other person or entity any claim, action, demand, or cause of action released by this Agreement.

10.          Confidentiality.   The provisions of this Agreement shall be held in strictest confidence by Herbst and InfoNow and shall not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) Herbst may disclose this Agreement to his immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) InfoNow may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements (which the parties agree requires disclosure of this agreement in an InfoNow Current Report on Form 8-K); and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

11.          Covenant of Non-Disparagement.

(a)           Herbst covenants never to disparage or speak ill of InfoNow or any InfoNow product or service, or of any past or present officer or director of InfoNow, nor shall Herbst at any time harass or behave unprofessionally toward any past or present InfoNow officer or director.

(b)           InfoNow covenants that no InfoNow officer or director shall, while employed by or while serving on the board of directors of InfoNow, disparage or speak ill of Herbst, nor shall any such person, while employed by or while serving on the board of directors of InfoNow, at any time harass or behave unprofessionally toward Herbst.

12.          Covenant of Cooperation in Litigation.  Herbst acknowledges that because of his position with InfoNow, he may possess information that may be relevant to or discoverable in litigation in which InfoNow is involved or may in the future be involved.  Herbst agrees that he shall testify truthfully in connection with any such litigation, shall cooperate with InfoNow in connection with such litigation, and that his duty of cooperation shall include an obligation to meet with InfoNow representatives and/or counsel concerning such litigation for such purposes, and at such times and places, as InfoNow deems necessary, in its sole discretion, and to appear for deposition upon InfoNow’s request and without a subpoena.  Herbst shall not be entitled to any compensation in connection with his duty of cooperation, except that InfoNow will  reimburse Herbst for reasonable out-of-pocket expenses that he incurs in honoring his obligation of cooperation.

13.          Additional Warranty and Acknowledgment.  The parties warrant and represent that they have been offered no promise or inducement except as expressly provided in this Agreement, and that this Agreement is not in violation of or in conflict with any other agreement of either party.

14.          Survival of Covenants and Warranties.  All covenants and warranties contained in this Agreement are contractual and shall survive the closing of this Agreement.

15.          Acknowledgment of Rights Under the Older Worker’s Benefits Protection Act.

(a)           Herbst agrees and acknowledges that he: (i) understands the language used in this Agreement and the agreement’s legal effect; (ii) understands that by signing this Agreement he is giving up the right to sue InfoNow for age discrimination; (iii) will receive compensation under this Agreement to which he would not have been entitled without signing this Agreement; (iv) has been advised by InfoNow to consult with an attorney before signing this Agreement; and (v) was given no less than twenty-one days to consider whether to sign this Agreement.

(b)           For a period of seven days after the Effective Date, Herbst may, in his sole discretion, rescind this Agreement, by delivering a written notice of recision to InfoNow.  If Herbst rescinds this Agreement within seven calendar days after the Effective Date, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement.  If Herbst does not rescind this Agreement within seven calendar days after the Effective Date, this Agreement shall become final and binding and shall be irrevocable.

16.          Miscellaneous.

(a)           Successors and Assigns.  This Agreement shall be binding in all respects upon, and shall inure to the benefit of, the parties’ heirs, successors and assigns.

(b)           Governing Law.  This Agreement shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

(c)           Severability.  If any court of competent jurisdiction declares any provision of this agreement invalid or unenforceable, the remainder of the agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

(d)           Integration.  This Agreement constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements.

(e)           Modification.  This Agreement shall not be modified except in a writing signed by the parties.

(f)            Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by a writing signed by the party charged with the waiver or estoppel.  No waiver of any breach of this Agreement shall be deemed a waiver of any later breach of the same provision or any other provision of this Agreement.

(g)           Headings.  Headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this Agreement.

(h)           Gender and Number.  Pronouns contained in this Agreement shall apply equally to the feminine, neuter and masculine genders.  The singular shall include the plural, and the plural shall include the singular.

(i)            Other Agreements.  Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this Agreement.

(j)            Burden of Proof.  Any party contesting the validity or enforceability of any term of this agreement shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

(k)           Construction.  The parties acknowledge that they and their respective counsel have reviewed this Agreement in its entirety and have had a full and fair opportunity to negotiate its terms.  Each party therefore waives all applicable rules of construction that any provision of this Agreement should be construed against its drafter, and agrees that all provisions of the agreement shall be construed as a whole, according to the fair meaning of the language used.

(l)            Disputes.  Every dispute arising from or relating to this Agreement shall be tried only in the state or federal courts situated in the Denver, Colorado, metropolitan area.  The parties consent to venue in those courts, and agree that those courts shall have personal jurisdiction over them in, and subject matter jurisdiction concerning, any such action.

(m)          Fees and Costs.  In any action relating to or arising from this Agreement, or involving its application, the party substantially prevailing shall recover from the other party the expenses incurred by the prevailing party in connection with the action, including court costs and reasonable attorneys’ fees.

(n)           Counterparts and Telecopies.  This Agreement may be executed in counterparts, or by copies transmitted by telecopier, all of which shall be given the same force and effect as the original.

[SIGNATURES FOLLOW]

Harold R. Herbst	InfoNow Corporation

/s/ Harold R. Herbst	/s/ Jeffrey D. Peotter

	By:	Jeffrey D. Peotter

	As its:	Chairman of the Board of Directors